PROSPECTUS SUPPLEMENT dated February 26, 1998
to Prospectus dated April 8, 1997

                         THE CHASE MANHATTAN CORPORATION

      The Prospectus of The Chase Manhattan Corporation dated April 8, 1997 (the "Prospectus") is hereby supplemented by the addition of the following:

      1. The section entitled "DESCRIPTION OF COMPANY DEBT SECURITIES--Company Senior Securities" is hereby amended by the addition of the following description of the principal terms of the Company Senior Securities (as defined in the Prospectus) issued since the date of the Prospectus:

Terms and Provisions of Senior Medium-Term Notes, Series C

      Set forth below is a table indicating the issuance date and the maturity date of the $1,352,084,000 aggregate principal amount of Senior Medium Term Notes, Series C (the "Senior Series C Notes"), issued since the date of the Prospectus. The Senior Series C Notes are not subject to any sinking fund and are not redeemable prior to their stated maturity except as stated below. The Senior Series C Notes have either (a) fixed interest rates or (b) floating interest rates which are reset periodically be reference to an interest rate basis or formula.

Issuance Date     Principal Amount      Maturity Date     Rate

June 26, 1997     $100,000,000          June 26, 2000     LIBOR Telerate reset
                                                          monthly + 0.02%

August 5, 1997    $300,000,000          August 5, 2027    Zero coupon.

August 15, 1997   $115,000,000          August 15, 2017   Zero coupon.

January 12, 1998  $150,000,000          January 12, 2000  LIBOR Telerate reset
                                                          quarterly

January 12, 1998  $ 75,000,000          January 12, 2001  LIBOR Telerate reset
                                                          quarterly + 0.025%

January 15, 1998  $ 75,000,000          January 14, 2000  Prime reset daily
                                                          - 2.78%

January 20, 1998  $ 15,000,000          January 21, 2003  LIBOR Telerate reset
                                                          monthly + 0.14%

January 20, 1998  $ 20,000,000          January 20, 2000  LIBOR Telerate reset
                                                          quarterly - 0.01%

Issuance Date     Principal Amount      Maturity Date     Rate
-------------     ----------------      -------------     ----

January 20, 1998  $ 250,000,000         January 20, 2000  Prime reset daily
                                                          - 2.79%

January 21, 1998  $ 75,000,000          January 21, 2000  Prime reset daily
                                                          - 2.79%

February 13, 1998 $ 66,000,000          February 13, 2003 LIBOR Telerate reset
                                                          quarterly + 0.15%

February 20, 1998 $ 11,084,000          February 22, 2028 LIBOR Telerate reset
                                                          monthly -0.10%

February 26, 1998 $100,000,000          February 26, 2001 LIBOR Telerate reset
                                                          quarterly +0.06%

      2. The section entitled "DESCRIPTION OF COMPANY DEBT SECURITIES--Company Subordinated Securities" is hereby amended by the addition of the following description of the principal terms of the Company Subordinated Securities (as defined in the Prospectus) issued (or to be issued) since the date of the
Prospectus:

Terms and Provisions of 7 1/4% Subordinated Notes Due 2007

      The 7 1/4% Subordinated Notes Due 2007 (the "7 1/4% 2007 Notes") are limited to $300,000,000 aggregate principal amount and will mature on June 1, 2007. The 7 1/4% 2007 Notes are not redeemable prior to maturity and no sinking fund is provided for the 7 1/4% 2007 Notes. The 7 1/4% 2007 Notes bear interest from May 21, 1997, payable semiannually in arrears on each June 1 and December 1, commencing December 1, 1997 to the persons in whose names the 7 1/4% 2007 Notes are registered at the close of business on the fifteenth day of May or November preceding such June 1 or December 1.

Terms and Provisions of 7 1/8% Subordinated Notes Due 2009

      The 7 1/8% Subordinated Notes Due 2009 (the "7 1/8% 2009 Notes") are limited to $250,000,000 aggregate principal amount and will mature on June 15, 2009. The 7 1/8% 2009 Notes are not redeemable prior to maturity and no sinking fund is provided for the 7 1/8% 2009 Notes. The 7 1/8% 2009 Notes bear interest from June 12, 1997, payable semiannually in arrears on each June 15 and December 15, commencing December 15, 1997, to the persons in whose names the 7 1/8% 2009 Notes are registered at the close of business on the first day of June or December preceding such June 15 or December 15.

Terms and Provisions of 6 3/8% Subordinated Notes Due 2008

      The 6 3/8% Subordinated Notes Due 2008 (the "6 3/8% 2008 Notes") are limited to $200,000,000 aggregate principal amount and will mature on February 15, 2008. The 6 3/8% 2008 Notes are not redeemable prior to maturity and no sinking fund is provided for the 6 3/8%

2008 Notes. The 6 3/8% 2008 Notes bear interest from February 11, 1998, payable semiannually in arrears on each February 15 and August 15, commencing August 15, 1998, to the persons in whose names the 6 3/8% 2008 Notes are registered at the close of business on the first day of February or August preceding such February 15 or August 15.

Terms and Provisions of Subordinated Medium-Term Notes, Series A

      Set forth below is a table indicating the issuance date and the maturity date of the $295,000,000 aggregate principal amount of Subordinated Medium Term Notes, Series A (the "Subordinated Series A Notes"), issued since the date of the Prospectus. The Subordinated Series A Notes are not subject to any sinking fund and are not redeemable prior to their stated maturity except as stated below. The Subordinated Series A Notes have either (a) fixed interest rates or
(b) floating interest rates which are reset periodically be reference to an interest rate basis or formula.

Issuance Date       Principal Amount      Maturity Date          Rate
-------------       ----------------      -------------          ----

September 24, 1997  $100,000,000          September 15, 2006     6.75%

November 5, 1997    $ 20,000,000          November 5, 2012       7.00%

November 20, 1997   $ 25,000,000          November 20, 2017      7.00%

December 4, 1997    $ 25,000,000          December 15, 2017      7.00%

December 12, 1997   $ 25,000,000          December 12, 2012      6.875%

December 18, 1997   $ 50,000,000          December 18, 2017      7.00%

December 26, 1998   $ 25,000,000          December 10, 2013      7.00%

February 23, 1998   $ 25,000,000          February 23, 2018      6.625%